SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)   September 25, 2003

PHOTOWORKS, INC.
(exact name of registrant as specified in its charter)

Washington	000-15338	91-0964899
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
1260 16th Avenue West Seattle, Washington 98119
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code:   (206) 281-1390

Item 5.  Other Events

        On September 25, 2003, PhotoWorks, Inc and the International Trade Commission reached a settlement agreement regarding a penalty assessment of $1.6 million against the Company for violation of a prior cease and desist order involving patents owned by Fuji Photo Film Co. Ltd. for single-use cameras.

        Under the terms of the settlement agreement, in full and final settlement of any claims asserted against PhotoWorks by reason of the Commission's enforcement determination orders, PhotoWorks and the Commission agree as follows:

        Payment.  PhotoWorks will pay to the sum of $1,000,000 in four installments of $250,000 each, with payments to be made on July 1 of each of the years 2004, 2005, 2006 and 2007.

        Dismissal of Petition for Review.  PhotoWorks agrees to withdraw its petition for review in the United States Court of Appeals for the Federal Circuit within 5 business days of the effective date of the agreement.

        Satisfaction of Penalty Payment.  The Commission agrees that PhotoWorks' agreement to dismiss its petition for review and make four payment of $250,000 each as set forth above will constitute full satisfaction of the $1.6 million penalty imposed against PhotoWorks in the enforcement determination orders in the Investigation and discharge PhotoWorks from any monetary liability related to this matter.

        No Admission of Liability or Wrongdoing.  The parties agree that, by entering into this Agreement, PhotoWorks admits no wrongdoing or liability and desires to settle and compromise these disputes solely to avoid the costs, disruption and uncertainty of further litigation.

        The Company will recognize $600,000 of income resulting from the settlement agreement in its financial statements in the fourth quarter ending September 27, 2003, which reflects the reversal of a portion of the amounts accrued in the third quarter of fiscal 2003.

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                                                                       PHOTOWORKS, INC.

                                                                                By:  /s/ Loran Cashmore Bond
                                                                                       Loran Cashmore Bond
                                                                                       Vice President/Chief Accounting Officer

Date:  September 26, 2003

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